Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 27, 2000 included in the Annual Report on Form 10-K for the year ended December 31, 1999 of Innotrac Corporation and to all references to our firm included in or made a part of this Registration Statement.

/s/ Arthur Andersen LLP
Atlanta, Georgia
January 30, 2001